Exhibit 14.4

                         CONCORDE FINANCIAL CORPORATION
                        SECTION 403(b)(7) RETIREMENT PLAN

        The Concorde Financial Corporation Section 403(b)(7) Retirement Plan ("Plan") is designed to allow eligible employees or employers described in
   Article I to have Employer Contributions invested in the shares of the Concorde Value Fund, Inc., a regulated investment company managed by Concorde Financial Corporation ("Investment Advisor"). This Plan is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974 ("Act") and the Internal Revenue Code of 1986, as amended ("Code").

                                    ARTICLE I
                                   ELIGIBILITY

        A. Any person who performs services as an employee for an employer which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 501(a) of the Code, or who performs services for an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code) or for an employer which is a State or a political subdivision of a State or an agency or instrumentality of either, and who obtains the consent of such employer (the "Employer") to participate herein, is eligible to adopt this Plan.

        B. Any Employer which is an organization described in Section 501(c)(3) of the Code and is exempt from tax under Section 501(a) of the Code, or is an educational institution (as defined in Section 170(b)(1)(A)(ii) of the Code) or a State or a political subdivision of a State or an agency or instrumentality of either, may adopt this plan for any or all of its eligible employees.

                                   ARTICLE II
                                  PARTICIPATION

        An eligible person who wishes to adopt this Plan (the "Individual") may do so by signing and mailing to the bank named in the Account Application, as Custodian (the "Custodian") a counterpart copy of the Account Application that will be found at the end of this Plan Document. An eligible Employer may adopt this plan by either having the Individual follow the procedure described in the preceding sentence or by obtaining the Individual's signature on the application and following the procedure itself thereafter.

        The Application and the Salary Reduction Agreement are incorporated herein by reference as part of the Plan. The Plan will be deemed to be adopted when the Custodian shall have indicated its written acceptance on the Application.

                                   ARTICLE III
                                  CONTRIBUTIONS

        An Employer may contribute cash to the Individual's account (the "Custodial Account") in any taxable year in any amount which (i) is not an "excess contribution" as that expression is defined in Section 4973(c) of the Code and (ii) if such Employer's contribution is made as a result of a Salary Reduction Agreement between the Employer and the Individual, does not exceed the limitation on "elective deferrals" contained in Section 402(g) of the Code. In addition, the Employer may transfer or cause to be transferred to the Custodial Account the cash surrender or redemption value of an annuity or variable annuity for which the Employer previously made contributions on the Individual's behalf.

        Neither the Investment Advisor nor the Custodian shall be responsible for determining the amount an Employer may contribute on behalf of the Individual, nor shall either be responsible to recommend or compel Employer contributions to the Custodial Account. If during any taxable year the Employer contributes an amount which is an "excess contribution", such excess contribution and any income attributable thereto shall, upon the written request of the Individual, be paid to him by the Custodian, or, at the Individual's election, be applied toward a contribution for the current or the next subsequent year. If, however, during any taxable year the Employer contributes an amount which is an excess "elective deferral" (or if excess "elective deferrals" are allocated to the Individual's Custodial Account pursuant to Section 402(g) (2) of the Internal Revenue
   Code), such excess amount and any income attributable thereto may, upon the written request of the Individual no later than March I following the close of such taxable year, be distributed to the Individual by the following April 1.

        The interest of the Individual in the Custodial Account shall be non-forfeitable at all times, may not be assigned, and shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, except with regard to payment of the expenses of the Custodian as authorized by the provisions of this Plan.

                                   ARTICLE IV
                           INVESTMENT OF CONTRIBUTIONS

        All contributions made by or at the instigation of the Employer shall be used by the Custodian to purchase shares of the common stock of the Concorde Value Fund, Inc. This company is a regulated investment company managed by the Investment Advisor. This regulated investment company will be referred to as an "Investment Company", and the shares of the Investment Company will be referred to as "Investment Company Shares".
   All income, dividends and where applicable, capital gain distributions shall be reinvested in additional Investment Company Shares designated by the Individual.

                                    ARTICLE V
                                  DISTRIBUTIONS

        A. The Individual may receive distribution of the assets in his Custodial Account upon any of the following events:

             1.   Attainment of age 59-1/2;

             2.   Termination of his employment;

             3.   Disability; or

             4.   Retirement.

        B. For the purposes of this Plan the Individual shall be considered disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration.

        C. The Individual shall be eligible to receive a distribution from his Custodial Account after the Custodian's receipt of written notification from the Hardship Adjudicator indicating:

             (1) that the Individual has incurred a substantial financial hardship; and

             (2) the specific amount needed to meet the substantial financial hardship.

   The amount distributed from the Custodial Account shall not exceed the amount specified in the notification.

        For purposes of this Plan, a substantial financial hardship shall mean serious illness, disability or death of the Individual or a dependent, job layoff or discharge of the Individual or spouse, financing of a primary residence or educational expenses, or other similar circumstances creating an immediate and heavy financial need which cannot be met by other reasonably available resources of the Individual.

        A Hardship Adjudicator shall be designated by the Employer prior to any determination of financial hardship and shall be responsible for:

             (1)  determining that a substantial financial hardship exists;

             (2) designating the amount necessary to meet such a substantial financial hardship; and

             (3)  notifying the Custodian in writing of its decision.

        Any determination under this Paragraph is to be made in accordance with uniform and nondiscriminatory standards established at the time of the designation of the Hardship Adjudicator. The Individual has the responsibility of providing the Hardship Adjudicator with any and all documents, financial data or other information which the Hardship Adjudicator deems necessary in order to make its determination. No distribution based on financial hardship shall be made except following written notification from the Hardship Adjudicator. The Hardship Adjudicator must be an independent person (or persons) other than the Individual, the Custodian, the Investment Advisor or any employee thereof, or any other person who would be a disqualified person within the meaning of Section 4975 of the Internal Revenue Code if the Custodial Account were a qualified plan under Section 401 of the Code.

        The Employer need not designate a Hardship Adjudicator, and in the event the Employer declines to do so, distributions on account of substantial financial hardship will not be permitted under this Plan.

        D. Benefits accruing after December 31, 1986 shall be distributed in accordance with regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code, or in the absence of such regulations, in accordance with Section 401(a)(9) of the Code and the regulations thereunder. Benefits accrued prior to January 1, 1987, if any, shall be distributed in accordance with applicable distribution requirements in effect at the time of such distribution.

        E. The Individual may elect a form of distribution from among the following alternatives:

             1.   A single sum payment in cash or Investment Company Shares;
   or

             2. Equal or substantially equal monthly, quarterly, or annual payments over a period certain not extending beyond the life expectancy of the Individual; or

             3. Equal or substantially equal monthly, quarterly or annual payments over a period certain not extending beyond the joint life and last survivor expectancy of the Individual and his spouse.

        Such election shall be made at least sixty (60) days prior to the date on which distribution is expected to be made or to begin. Such election shall be irrevocable and shall be made in writing in such form as shall be acceptable to the Custodian. In no event shall the Custodian have any responsibility for determining or giving advice with respect to life expectancies.

        F. If the Individual fails to elect any of the methods of distribution described above within the time specified for such election, then distribution shall be made in the form of a single sum cash payment. If the Individual elects a mode of distribution under subparagraphs 2 or 3 of Paragraph E above, the amount of the monthly, quarterly or annual payments shall be determined by dividing the entire interest of the Individual in the Custodial Account at the beginning of each year by the number of years remaining in the period specified by the Individual's said election.

        G. If the Individual dies before his entire interest in the Custodial Account is distributed to him, the remaining undistributed balance of such interest shall be distributed in the form of a single sum cash payment to the beneficiary or beneficiaries, if any, designated by the Individual, or if no such beneficiary has been designated, then to the Individual's estate.

        H. The Individual may designate a beneficiary or beneficiaries of his or her own choosing, and may, in addition, name a contingent beneficiary. Such designation shall be made in writing in a form acceptable to the Custodian. The Individual may at any time revoke his or her designation of a beneficiary or change the beneficiary by filing notice of such revocation or change with the Custodian. If no designation of a beneficiary shall have been made, distribution shall be made to the estate of the Individual.

                                   ARTICLE VI

                                 ADMINISTRATION

        Except as otherwise provided in this Plan, the Custodian shall perform solely the duties assigned to the Custodian hereunder as agent on behalf of the Individual and any beneficiary. The Custodian shall not be deemed to be a fiduciary in carrying out the following duties:

             (1) Receiving contributions pursuant to the provisions of this Plan;

             (2) Holding, investing and reinvesting the contributions in Investment Company Shares;

             (3) Registering any property held by the Custodian in its own name, or in nominee or bearer form that will pass delivery; and

             (4) Making distributions from the Custodial Account in cash or in Investment Company Shares.

        The Custodian shall mail to the Individual all proxies, proxy soliciting materials, and periodic reports or other communications that may come into the Custodian's possession by reason of its custody of Investment Company Shares. The Individual shall vote the proxy, notwithstanding the fact that the Custodian may be the registered owner of the Investment Company Shares, and the Custodian shall have no further liability or responsibility with respect to the voting of such shares.

        The Custodian shall keep accurate and detailed account of its receipts, investments and disbursements. As soon as practicable after December 31st each year, and whenever required by Regulations adopted by the Internal Revenue Service under the Act or the Code, the Custodian shall file with the Individual a written report of the Custodian's transactions relating to the Custodial Account during the period from the last previous accounting, and shall file such other reports with the Internal Revenue Service as may be required by its Regulations.

        Unless the Individual sends the Custodian written objection to a report within sixty (60) days after its receipt, the Individual shall be deemed to have approved such report, and, in such case the Custodian shall be forever released and discharged with respect to all matters and things included therein. The Custodian may seek a judicial settlement of its accounts. In any such proceeding the only necessary party thereto in addition to the Custodian shall be the Individual.

        All written notices or communications to the Individual or the Employer shall be effective when sent by first class mail to the last known address of the Individual or the Employer on the Custodian's records. All written notices or communications to the Custodian shall be mailed or delivered to the Custodian at its designated mailing address, and no such written notice of communications shall be effective until the Custodian's actual receipt thereof. The Custodian shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by it in good faith in reliance upon the authenticity of signatures contained in all written notices or other communications which it receives and which appear to have been sent by the Individual, the Employer, or any other person.

        The Custodian shall make payments from the Custodial Account in accordance with written directions received from the Individual, and it need not make inquiry as to the rightfulness of such distribution. If the Custodian has reason to believe that a distribution may be due, it may, but shall not be required to make the distribution at the request of any beneficiary who appears to be entitled thereto.

        The Custodian shall use ordinary care and reasonable diligence in the performance of its duties as Custodian. The Custodian shall have no responsibilities other than those provided for herein or in the Act or Code and shall not be liable for a mistake in judgment, for any action taken in good faith, or for any loss that is not a result of its gross negligence, except as required by the Act or regulations promulgated thereunder.

        The Individual agrees to indemnify and hold the Custodian harmless from and against any liability that the Custodian may incur in the administration of the Custodial Account, unless arising from the Custodian's own negligence or willful misconduct or from a violation of the provisions of the Act or regulations promulgated thereunder.

        The Custodian shall be under no duty to question any direction of the Individual in respect to the investment of contributions, or to make suggestions to the Individual with respect to the investment, retention or disposition of any contributions or assets held in the Custodial Account.

        The Custodian shall pay out of the Custodial Account expenses of administration, including the fees of counsel employed by the Custodian, taxes, and its fees for maintaining the Custodial Account which are set forth in the Application or in accordance with any schedule of fees subsequently adopted by the Custodian. The Custodian may sell Fund shares and use the proceeds of sale to pay the foregoing expenses.

        The Custodian may resign as Custodian of any Individual's Custodial Account upon sixty (60) days' prior notice to the Investment Advisor and thirty (30) days' prior notice to each Individual who will be affected by such resignation.

                                   ARTICLE VII
                             THE INVESTMENT ADVISOR

        The Individual delegates to the Investment Advisor the following powers with respect to the Plan: (a) to remove the Custodian and select a successor Custodian; and (b) to amend this Plan as provided in Article VIII hereof.

        The powers herein delegated to the Investment Advisor shall be exercised by such officer thereof as the Investment Advisor may designate from time to time, and shall be exercised only when similarly exercised with respect to all other Individuals adopting the Plan.

        Neither an Investment Company, the Investment Advisor, nor any officer, director, board, committee, employee or member of any Investment Company or of the Investment Advisor shall have any responsibility with regard to the administration of the Plan except as provided in this
   Article VII of the Plan, and none of them shall incur any liability of any nature to the Individual or beneficiary or other person in connection with any act done or omitted to be done in good faith in the exercise of any power or authority herein delegated to the Investment Advisor.

        The Individual agrees to indemnify and hold the Investment Companies and the Investment Advisor harmless from and against any and all liabilities and expenses, including attorney's and accountant's fees, incurred in connection with the exercise of, or omission to exercise, any of the powers delegated to it under this Section, except such liabilities and expenses as may arise from the Investment Advisor's and or Investment Company's willful misconduct.

        If the Investment Advisor shall hereafter determine that it is no longer desirable for it to continue to exercise any of the powers hereby delegated to it, it may relieve itself of any further responsibilities hereunder by notice in writing to the Individual at least sixty (60) days prior to the date on which it proposes to discontinue the exercise of the powers delegated to it.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

        The Individual delegates to the Investment Advisor the power to amend this Plan (including retroactive amendment).

        The Individual may amend his Application (including retroactive amendment) by submitting to the Custodian (1) a copy of such amended Application, and (2) evidence satisfactory to the Custodian that the Plan as amended by such amended Application will continue to qualify under the provisions of Section 403(b)(7) of the Code.

        No amendment shall be effective if it would cause or permit: (a) any part of Custodial Account to be diverted to any purpose that is not for the exclusive benefit of the Individual and his beneficiaries; (b) the Individual to be deprived of any portion of his interest in the Custodial Account; or (c) the imposition of an additional duty on the Custodian without its consent.

        The Individual reserves the right to terminate further contributions to this Plan by agreement with the Employer provided that the Individual shall file with the Custodian an executed copy of such agreement. The Individual also reserves the right to terminate his adoption of the Plan in the event that he shall be unable to secure a favorable ruling from the Internal Revenue Service with respect to this Plan. In the event of such termination, the Custodian shall distribute the Custodial Account to the Individual. The Individual also reserves the right to transfer the assets of his Custodial Account to such other form of 403(b) (7) Retirement Plan as he may determine, upon written instructions to the Custodian in such form as the Custodian may reasonably require.

                                   ARTICLE IX
                             PROHIBITED TRANSACTIONS

        Except as provided in Section 408 of the Act or Section 4975 of the Code, the Custodian:

             (a) Shall not cause the Plan to engage in a transaction if it knows or should know that such transaction constitutes a direct or indirect --

                  (A) sale or exchange, or leasing of any property between the Plan and a party in interest;

                  (B) lending of money or other extension of credit between the Plan and a party in interest;

                  (C) furnishing of goods, services, or facilities between the Plan and a party in interest;

                  (D) transfer to, or use by or for the benefit of, a party in interest, of any assets of the plan; or

                  (E) acquisition, on behalf of the Plan, of any employer security or employer real property in violation of
                       Section 407(a) of the Act;

             (b) Shall not permit the Plan to hold any employer security or employer real property if it knows or should know that holding such security or real property violates Section 407(a) of the Act;

             (c) shall not deal with the assets of the Plan in its own interest or for its own account;

             (d) shall not in any capacity act in any transaction involving the Plan on behalf of a party (or represent a party) whose interests are adverse to the interests of the Plan or the interests of its participants or beneficiaries; and

             (e) shall not receive any consideration for its own account from any party dealing with the Plan in connection with a transaction involving the assets of the Plan; provided that nothing in this Article IX shall be construed to prohibit the payment to the Custodian of any fees otherwise authorized under the terms of this Plan.

                                    ARTICLE X
                            CHANGES IN APPLICABLE LAW

        The foregoing Plan provisions are intended to comply with currently applicable legal requirements. Certain provisions of the Tax Reform Act of 1986, generally effective January 1, 1989, will affect the operation and administration of the Plan and will accordingly require future amendment to the Plan.